UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Filed Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report

(Date of earliest event reported): December 18, 2013

Repros Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15281	76-0233274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
2408 Timberloch Place, Suite B-7 The Woodlands, Texas 77380 (Address of principal executive offices and zip code)
(281) 719-3400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2013, Michael Suesserman, accepted an offer from Repros Therapeutics Inc. (the “Company”) to be a member of its Board of Directors. He is expected to be appointed a member of the Company’s Nominating and Corporate Governance Committee. In connection with his election to the Board, Mr. Suesserman was granted an option to purchase 40,000 shares of the Company’s Common Stock under the Company’s 2011 Equity Incentive Plan, as amended, at an exercise price of $18.21 per share, the closing price of the Company’s Common Stock on the NASDAQ stock market, on December 18, 2013, the date he accepted the Company’s offer. The option shares will vest quarterly over a three (3) year period subject to continued service on the Board.

Mr. Suesserman is currently the Managing Director of Cello Health, PLC and brings over two (2) decades of experience in launching, building and developing pharmaceutical marketing platforms, including those for megabrands Lipitor and Viagra. His breadth of experience in commercializing pharmaceuticals also spans the entire product lifecycle, including portfolio prioritization, product development, US and Global product management, life-cycle extension as well as reimbursement and market access. Additionally, Mr. Suesserman also has extensive experience in a number of therapeutic areas, particularly urology and was responsible for the commercial development of Pfizer’s Sexual Health franchise strategy, re-positioning and re-launching Viagra in the face of the global introductions of Cialis and Levitra, and creating access and formulary placement for Detrol LA in the US. Mr. Suesserman spent eighteen (18) years of his career at Pfizer, Inc. in roles of increasing responsibility, including US Team Leader for Lipitor, Global Team Leader for Lipitor and VP of Managed Markets Group in the US. He received his Bachelor’s degree in Economics from Clark University and his MBA from the Kelley School of Business at Indiana University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Repros Therapeutics Inc.
Date: December 20, 2013
	By:	/s/ Kathi Anderson
Kathi Anderson
Chief Financial Officer